UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 13, 2007 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

2007 General Rate Case

On February 13, 2007, a proposed decision was issued by an administrative law judge (ALJ) presiding over Pacific Gas and Electric Company’s (Utility) 2007 General Rate Case (GRC) pending at the California Public Utilities Commission (CPUC). On the same day, an alternate proposed decision was issued by the assigned CPUC Commissioner in the case. As previously reported, a proposed settlement agreement, reached among the Utility, the CPUC’s Division of Ratepayer Advocates (DRA), and other parties, to resolve the issues raised by these parties and all revenue requirement-related issues raised in the 2007 GRC, was submitted to the CPUC for approval in August 2006. The ALJ’s proposed decision differs from the settlement agreement. The alternate proposed decision issued by the assigned Commissioner recommends that the proposed settlement agreement be approved.

Both the proposed decision and the alternate proposed decision accept the settlement agreement’s proposal to set the Utility’s GRC revenue requirements for a four-year period, 2007-2010. Under this proposal, the Utility’s next GRC would be effective January 1, 2011. On October 19, 2006, the CPUC approved the Utility’s request to make the revenue requirements ultimately adopted by the CPUC effective on January 1, 2007.

Settlement Agreement

The settlement agreement proposes that the Utility’s electric and gas service revenue requirements effective January 1, 2007 be set at approximately $2.9 billion for electric distribution, approximately $1 billion for gas distribution, and $1 billion for electric generation operations, for a total of approximately $4.9 billion. The revenue requirement amounts set forth in the settlement agreement reflect an increase of $222 million in the Utility’s electric distribution revenues, an increase of $20.5 million in gas distribution revenues, and a decrease of $29.8 million in generation operation revenues, for an overall increase of $212.7 million (or 4.5%), over the 2006 authorized amounts. Under the settlement agreement, the Utility’s revenue requirements are $181 million less than the amount requested in the Utility’s original GRC application. Of this amount, approximately $95 million relates to depreciation expense, approximately $29 million relates to return and taxes associated with rate base, approximately $21 million relates to operating and maintenance expenses and customer service expenses, and approximately $36 million relates to administrative and general expenses, payroll taxes, and other miscellaneous expenses.

The settlement agreement also provides for annual attrition adjustments to authorized revenues of $125 million in each of 2008, 2009, and 2010. (Attrition adjustments are annual increases to base revenues in order to avoid a reduction in earnings due to, among other things, inflation and increases in invested capital.) The attrition adjustment to authorized revenues for 2010 would be $125 million, less the one-time additional amount of $35 million from 2009, for a net increase of $90 million in 2010. The attrition adjustments discussed above incorporate some estimated benefits for the Utility’s customers of cost savings attributable to the Utility’s implementation of initiatives to achieve operating and cost efficiencies in 2008, 2009 and 2010. If the actual cost savings exceed these amounts, such benefits would accrue to shareholders. Conversely, if these cost savings are not realized, earnings available for shareholders would be reduced.

Proposed Decision and Alternate Proposed Decision

The ALJ’s proposed decision would modify the revenue requirements proposed in the settlement agreement in the areas of hydroelectric operations, rate base and the treatment of certain tax issues. The recommended amount would result in a total revenue requirement decrease of approximately $43 million in 2007 relative to the $213 million total increase proposed under the settlement agreement. The attrition adjustments would be consistent with the settlement agreement.

The following table sets forth the amount of the changes to 2006 authorized revenue requirements, by category, that would result from the revenue requirements recommended in the proposed decision and in the alternate proposed decision and the differences between the resulting revenue requirement change:

($ in millions)
Category	Proposed Decision (Recommending Modification to Settlement Amounts)	Alternate Proposed Decision (Recommending Settlement Amounts)	Difference Between Recommended Amounts
Electric distribution	$199	$222	($23)
Gas distribution	9	21	(12)
Electric generation	(38)	(30)	(8)
Total revenue requirement increase (decrease) for 2007:	($170)	$213	($43)

Final Decision

The CPUC rules of procedure generally require that a proposed decision have been issued at least 30 days before the CPUC can vote on the decision. The next scheduled meeting at which the CPUC could issue a final decision in the 2007 GRC will be held on March 15, 2007.

PG&E Corporation and the Utility are unable to predict when the CPUC will issue a final decision or whether the settlement agreement will be approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

LINDA Y.H. CHENG
Linda Y. H. Cheng Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

LINDA Y.H. CHENG
Linda Y. H. Cheng Vice President, Corporate Governance and Corporate Secretary

Dated: February 13, 2007